                                 BID SUPPORT AND
                               PURCHASE AGREEMENT

                                     Between

                            BARRICK GOLD CORPORATION

                                     - and -

                                  GOLDCORP INC.

                     -------------------------------------
                                October 30, 2005
                     -------------------------------------

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                                TABLE OF CONTENTS

                                    ARTICLE 1
                                 INTERPRETATION

1.1      Defined Terms........................................................1
1.2      Currency.............................................................6
1.3      Sections and Headings................................................7
1.4      Number, Gender and Persons...........................................7
1.5      Meaning of Including.................................................7
1.6      Contra Proferentum...................................................7
1.7      Governing Law........................................................7
1.8      Schedules............................................................7
1.9      Commercially Reasonable Best Efforts.................................7

                                    ARTICLE 2
                                     THE BID

2.1      Bid by Barrick.......................................................8
2.2      Regulatory Approvals.................................................8
2.3      Marketing of Bid.....................................................8
2.4      Increase in Bid Consideration........................................9
2.5      Put Option Conversion................................................9
2.6      Second Step Transaction..............................................9
2.7      Post-Completion Reorganization.......................................9

                                    ARTICLE 3
                           COOPERATION AND EXCLUSIVITY

3.1      Mutual Cooperation Covenants........................................10
3.2      Exclusivity Covenant from Barrick...................................10
3.3      Exclusivity Covenant from Goldcorp..................................11
3.4      Acquisition and Ownership of Placer Shares..........................12
3.5      Special Definitions for this Article 3..............................12

                                    ARTICLE 4
                                 JOINT EXPENSES

4.1      Joint Expenses......................................................13
4.2      Sharing of Joint Expenses...........................................13
4.3      Exceptions to Sharing of Joint Expenses.............................13
4.4      Expenses that are not Joint Expenses................................14
4.5      Interest............................................................14

                                    ARTICLE 5
                     CONVERSION INTO NEGOTIATED TRANSACTION

5.1      Due Diligence Access to Placer......................................15
5.2      Negotiations with Placer............................................15

                                    ARTICLE 6
                     PURCHASE AND SALE OF TRANSFERRED ASSETS

6.1      Transferred Assets and Assumed Liabilities..........................16
6.2      Treatment of Cash...................................................17
6.3      Purchase and Sale of Transferred Assets.............................17
6.4      Purchase Price......................................................17

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6.5      Assumption of Assumed Liabilities...................................19
6.6      Purchase Price Adjustments..........................................19
6.7      Purchase Price Deposit..............................................19
6.8      Impact of CLA Tax Dispute...........................................20
6.9      Post-Closing Adjustments............................................20
6.10     Pueblo Viejo Interest...............................................21
6.11     Jeronimo Interest...................................................21

                                    ARTICLE 7
                    REPRESENTATIONS AND WARRANTIES REGARDING
                   TRANSFERRED ASSETS AND ASSUMED LIABILITIES

                                    ARTICLE 8
                    REPRESENTATIONS AND WARRANTIES OF BARRICK

8.1      Organization........................................................22
8.2      No Violation........................................................22
8.3      Enforceability......................................................22

                                    ARTICLE 9
                   REPRESENTATIONS AND WARRANTIES OF GOLDCORP

9.1      Organization........................................................22
9.2      No Violation........................................................22
9.3      Enforceability......................................................23
9.4      Availability of Financing...........................................23

                                   ARTICLE 10
                              COVENANTS OF BARRICK

10.1     Management of Goldcorp Assets and Goldcorp Liabilities..............23
10.2     Post-Closing Reorganization Records.................................23

                                   ARTICLE 11
                              COVENANTS OF GOLDCORP

11.1     Bid Documents.......................................................24
11.2     Regulatory Filings..................................................24
11.3     Maintain Cash Resources.............................................25
11.4     Provide Confirmation of No Material Adverse Change..................25

                                   ARTICLE 12
                                MUTUAL COVENANTS

12.1     Preservation of Books and Records...................................26
12.2     Tax Matters.........................................................26
12.3     Satisfaction of Conditions of Closing...............................26

                                   ARTICLE 13
                   CONDITIONS OF CLOSING IN FAVOUR OF GOLDCORP

13.1     Conditions of Closing in Favour of Goldcorp.........................27

                                   ARTICLE 14
                   CONDITIONS OF CLOSING IN FAVOUR OF BARRICK

14.1     Conditions of Closing in Favour of Barrick..........................28

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                                   ARTICLE 15
                      CLOSING ARRANGEMENTS AND TERMINATION

15.1     Date and Place of Closing...........................................30
15.2     Purchase Termination Date...........................................30
15.3     Early Termination for Material Breach...............................30
15.4     Termination upon Change in Control..................................31
15.5     Further Assurances..................................................31

                                   ARTICLE 16
                                 INDEMNIFICATION

16.1     Indemnification by Barrick..........................................32
16.2     Indemnification by Goldcorp.........................................32
16.3     Notice of Claim.....................................................33
16.4     Tax Claims..........................................................33
16.5     Direct Claims.......................................................34
16.6     Interest on Loss....................................................34
16.7     Third Party Claims..................................................34
16.8     Settlement of Third Party Claims....................................35
16.9     Cooperation.........................................................35
16.10    Exclusivity.........................................................35
16.11    Mitigation..........................................................36

                                   ARTICLE 17
                    SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                            COVENANTS AND INDEMNITIES

17.1     Survival of Representations Warranties, Covenants and
             Indemnities of Barrick..........................................36
17.2     Survival of the Representations, Warranties, Covenants
            and Indemnities of Goldcorp......................................36
17.3     Notice of Claim.....................................................37

                                   ARTICLE 19
                                  MISCELLANEOUS
19.1     Notices.............................................................38
19.2     Commissions, etc....................................................39
19.3     Consultation........................................................39
19.4     Assignment and Enforceability.......................................39
19.5     Entire Agreement....................................................40
19.6     Amendments and Waiver...............................................40
19.7     Severability........................................................40
19.8     Time of Essence.....................................................40
19.9     Counterparts; Facsimile.............................................40

                       BID SUPPORT AND PURCHASE AGREEMENT

                  THIS AGREEMENT dated the 30th day of October, 2005.

B E T W E E N:

                             BARRICK GOLD CORPORATION,
                             a corporation existing under the
                             laws of the Province of Ontario,

                             (referred to in this Agreement as "BARRICK"),

                                            - and -

                             GOLDCORP INC.,
                             a corporation existing under the laws of the Province of Ontario,

                             (referred to in this Agreement as "GOLDCORP").

      WHEREAS Barrick intends to announce, on the Announcement Date, an offer to acquire all of the outstanding Placer Shares;

      AND WHEREAS Goldcorp has agreed to support Barrick's offer and to acquire certain assets and assume certain liabilities of Placer following Barrick's acquisition of all of the outstanding Placer Shares, subject to the terms and conditions set forth herein;

      NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, agreements, representations, warranties and indemnities contained in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties covenant and agree as follows:

                                   ARTICLE 1
                                 INTERPRETATION

1.1   DEFINED TERMS

      For the purpose of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

      (a) "AFFILIATE" has the meaning attributed to that term in the Securities Act;

      (b)   "ANNOUNCEMENT DATE" means October 31, 2005;

      (c)   "ASSUMED LIABILITIES" has the meaning set out in Section 6.1(b);

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                                      -2-

      (d) "BARRICK CONTROL DATE" means the later of (i) the date on which Barrick first acquires at least 66 2/3% of the issued and outstanding Placer Shares (on a fully-diluted basis), and (ii) the first date on which persons appointed by Barrick comprise a majority of the board of directors of Placer;

      (e)   "BARRICK SHARES" means common shares in the capital of Barrick;

      (f) "BID" means the offer by Barrick to acquire all of the issued and outstanding Placer Shares to be announced on the Announcement Date, as the same may be varied or extended from time to time;

      (g) "BID CONSIDERATION", at any time, means the amount offered by Barrick for each issued and outstanding Placer Share pursuant to the Bid (for purposes of this definition, any Barrick Shares offered pursuant to the Bid shall be valued at the closing price of the Barrick Shares on the New York Stock Exchange on the trading day prior to the Announcement Date);

      (h)   "BID DOCUMENT" has the meaning set out in Section 11.1;

      (i) "BID EXPIRATION DATE" means the day on which the Bid terminates or is withdrawn;

      (j) "BUMP" means the increase in the cost to Barrick of the CLA Shares to be acquired by Barrick pursuant to the Post-Completion Reorganization, up to an amount that is at least equal to the portion of the Purchase Price allocated to the CLA Shares, pursuant to a designation under subsection 88(l) of the Tax Act;

      (k) "BUSINESS DAY" means a day of the year other than a Saturday, a Sunday or a day generally observed as a holiday in Toronto, Ontario or Vancouver, British Columbia;

      (l)   "CASH" means all cash, restricted cash and short-term investments;

      (m) "CLA" means Placer Dome (CLA) Limited, a corporation existing under the laws of Canada;

      (n)   "CLA SHARES" means all of the issued and outstanding shares of CLA;

      (o) "CLA TAX DISPUTE" means CLA's dispute of a reassessment of Ontario mining taxes for the taxation years from 1995 to 2001, inclusive, in respect of which leave to appeal was granted by the Supreme Court of Canada on April 21, 2005;

      (p)   "CLAIM" has the meaning set out in Section 16.3;

      (q)   "CLOSING" has the meaning set out in Section 15.1;

      (r)   "CLOSING DATE" has the meaning set out in Section 15.1;

      (s)   "COMMITMENT LETTER" has the meaning set out in Section 9.4;

      (t)   "CONFIDENTIALITY AGREEMENT" has the meaning set out in Section 19.5;

      (u)   "CONVERTED CONSENSUAL TRANSACTION" has the meaning set out in
            Section 5.2;

      (v)   "DEFAULTING PARTY" has the meaning set out in Section 15.3;

      (w)   "DEPOSIT" has the meaning set out in Section 6.7(a);

      (x)   "DEPOSIT INTEREST" has the meaning set out in Section 6.7(a);

      (y)   "DIRECT CLAIM" has the meaning set out in Section 16.3;

      (z) "FINANCIAL ADVISORS" means RBC Dominion Securities Inc. and Merrill Lynch & Co. Inc., financial advisors to Barrick and Goldcorp in respect of the Bid and the purchase and sale of the Goldcorp Assets;

      (aa) "FULLY-DILUTED BASIS" means the number of Placer Shares which would be outstanding if all rights to acquire Placer Shares of any nature were exercised other than those which are not, and cannot in accordance with their terms become, exercisable within 120 days following the Bid Expiration Date, but excluding Placer Shares issuable upon the exercise of rights issued pursuant to Placer's shareholder rights plan;

      (bb)  "GOLDCORP ASSETS" means the assets described on Schedule 1.1(bb);

      (cc) "GOLDCORP LIABILITIES" means all of the Liabilities relating solely to the Goldcorp Assets and all past, present and future business, operations and activities carried on, conducted on or relating to such properties or using such assets, including employment commitments and other Liabilities to current and former employees of and service providers to such operations and activities, environmental, closure and reclamation Liabilities (including Liabilities under letters of credit, bonds or other financial security arrangements in respect of same), capital and operating lease Liabilities and regulatory Liabilities, and specifically excluding the Liabilities described on Schedule 1.1(cc);

      (dd) "GOVERNMENTAL AUTHORITY" means any governmental authority, including the governments of Canada and the United States of America and any political subdivision of any of the foregoing, any multi-national organization or body comprised of one of the foregoing, any agency, department, commission, board, bureau, court, tribunal or other authority thereof, or any quasi-governmental or private body exercising, or purporting to exercise, any executive, legislative, judicial, administrative, police, regulatory or taxing authority or power of any nature;

      (ee) "HEDGE BOOK" means all of the outstanding contracts and transactions of Placer or any of its Affiliates under Placer's precious metals and copper sales programs and all of the outstanding currency, interest rate and other hedges executed in the financial markets by Placer or any of its Affiliates;

      (ff)  "INDEMNIFIED PARTY" has the meaning set out in Section 16.3;

      (gg) "INDEMNIFIED TAXES" means one-half of (i) the amount of any taxable capital gain which is considered by any Governmental Authority to be realized (1) by Barrick upon the sale of the Transferred Assets to Goldcorp, if in respect of the CLA Shares, as a result of such Governmental Authority asserting that the fair market value of the CLA Shares at the time Barrick acquires control of Placer is less than the Purchase Price allocated to the CLA Shares, and (2) if in respect of any other asset (including shares) included in the Transferred Assets, by the selling entity as a result of such Governmental Authority asserting that the adjusted cost base of such asset is less than the Purchase Price allocated to such asset, multiplied by (ii) the combined corporate federal/Ontario tax rate at the Closing Date applicable to taxable capital gains in respect of the CLA Shares (if in respect of CLA Shares), or the applicable tax rate at the Closing Date applicable to capital gains on any other asset (including shares) (if in respect of any such other asset); provided that Barrick will use its commercially reasonable best efforts to reduce the amount of any such capital gain, including the making of any available elections in Placer's tax returns to increase the cost amount of its assets for tax purposes and the application of any loss carryforwards in the selling entity (if the selling entity is not Barrick);

      (hh)  "INDEMNIFYING PARTY" has the meaning set out in Section 16.3;

      (ii) "INTENDED TRANSACTIONS" means the Bid, the Second Step Transaction, the Post-Completion Reorganization and the purchase and sale of the Transferred Assets on the terms and conditions set forth in this Agreement;

      (jj)  "JOINT EXPENSES" has the meaning set out in Schedule 4.1;

      (kk) "LEGAL REQUIREMENTS" means any law, statute, ordinance, decree, requirement, order, treaty, proclamation, convention, rule or regulation (or interpretation of any of the foregoing) of, and the terms of any authorization issued by, any Governmental Authority;

      (ll) "LIABILITIES" means all debts, liabilities and obligations of any nature or kind whatsoever, whether due or to become due, accrued or unaccrued, absolute, contingent, unliquidated or liquidated, or otherwise;

      (mm) "LOSSES", in respect of any matter, means all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including all out-of-pocket legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising directly or indirectly as a consequence of such matter less in all cases any insurance and/or tax benefits received or receivable in respect thereof;

      (nn) "MARK-TO-MARKET VALUE" of the Hedge Book, on any date, means the mark-to-market value of the contracts and transactions that comprise the Hedge Book at the close of business (Toronto time) on that date, determined in accordance with the methodology employed by Barrick in order to publicly report the mark-to-market value of Barrick's hedge book at the time; for greater certainty, Placer's deferred commodity provision shall be ignored in calculating the Mark-to-Market Value;

      (oo) "MATERIAL ADVERSE CHANGE" any change, effect, event, circumstance, occurrence or state of facts that has had or would reasonably be expected to have a Material Adverse Effect;

      (pp) "MATERIAL ADVERSE EFFECT" means an effect that is material and adverse to the Goldcorp Assets and Goldcorp Liabilities, taken as a whole, or the operations or prospects of the Goldcorp Assets and Goldcorp Liabilities, taken as a whole, other than any change, effect, event, circumstance, occurrence or state of facts relating to (i) the gold or silver mining industry in general and which does not have a materially disproportionate effect on the Goldcorp Assets and Goldcorp Liabilities, taken as a whole, (ii) changes in the price of gold or silver, (iii) ordinary course price changes with respect to raw materials, power, oil, natural gas, propane, diesel fuel, gasoline, transportation or other products or services or commodities used or consumed in connection with the Goldcorp Assets or the operations of the Goldcorp Assets, (iv) any generally applicable change in Legal Requirements or in Canadian or United States generally accepted accounting principles which does not have a materially disproportionate effect on the Goldcorp Assets and Goldcorp Liabilities, taken as a whole, (v) the economies or political or civil conditions in Chile or the Dominican Republic,
            (vi) securities market conditions in Canada or the United States,
            (vii) the relative values of the United States dollar and the Canadian dollar, and (viii) the announcement of this Agreement and the Intended Transactions;

      (qq) "NET DEBT", on any date, means all Cash of Placer at the close of business (Toronto time) on such date less the aggregate fair value of all indebtedness for borrowed money of Placer at the close of business (Toronto time) on such date, including accrued interest thereon (excluding, for greater certainty, current liabilities but including the current portion of long-term debt, and including, for greater certainty, Placer's series B 8.5% preferred securities, debentures and convertible debentures);

      (rr)  "NON-DEFAULTING PARTY" has the meaning set out in Section 15.3;

      (ss)  "PLACER" means Placer Dome Inc.,

      (tt)  "PLACER SHARES" means common shares in the capital of Placer;

      (uu) "POST-COMPLETION REORGANIZATION" has the meaning set out in Section 2.7;

      (vv)  "PURCHASE PRICE" has the meaning set out in Section 6.4;

      (ww)  "PURCHASE TERMINATION DATE" has the meaning set out in Section 15.2;

      (xx)  "PUT EXERCISE NOTICE" has the meaning set out in Section 2.5;

      (yy)  "PUT EXPIRATION DATE" has the meaning set out in Section 2.5;

      (zz)  "PUT OPTION CONVERSION" has the meaning set out in Section 2.5;

      (aaa) "REGULATORY PROCEEDINGS, FILINGS AND COMMUNICATIONS" has the meaning set out in Section 11.2;

      (bbb) "SECOND STEP TRANSACTION" means a transaction, undertaken after Barrick has acquired Placer Shares under the Bid and after the Bid Expiration Date, to acquire all of the remaining issued and outstanding Placer Shares not then owned by Barrick;

      (ccc) "SECURITIES ACT" means the SECURITIES ACT (Ontario), R.S.O. 1990, c. S.5, as amended;

      (ddd) "SECURITIES COMMISSIONS" means the securities commission or equivalent body of each of the provinces and territories of Canada and the United States Securities and Exchange Commission;

      (eee) "TAX ACT" means the INCOME TAX ACT (Canada), R.S.C. 1985, c.1 (5th Supp.), as amended;

      (fff) "TAX CLAIM" has the meaning set out in Section 16.4;

      (ggg) "THIRD PARTY" has the meaning set out in Section 16.3;

      (hhh) "THIRD PARTY CLAIM" has the meaning set out in Section 16.3;

      (iii) "TIME OF CLOSING" means 10:00 a.m. (Toronto time) on the Closing
            Date;

      (jjj) "TRANSFERRED ASSETS" has the meaning set out in Section 6.1(a);

      (kkk) "TRANSFERRED ENTITIES" means the entities included in the Transferred Assets; and

      (lll) "UNCONDITIONAL BID DATE" means the date on which Barrick issues a press release to the effect that all of the conditions of the Bid have either been satisfied or waived.

1.2   CURRENCY

      Unless otherwise indicated, all dollar amounts referred to in the body of this Agreement and in the Schedules hereto are expressed in United States dollars.

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                                      -7-

1.3   SECTIONS AND HEADINGS

      The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a Section or a Schedule refers to the specified section of or schedule to this Agreement.

1.4   NUMBER, GENDER AND PERSONS

      In this Agreement, singular words shall include the plural form and vice versa, masculine words shall include the feminine form and vice versa and words referring to persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities.

1.5   MEANING OF INCLUDING

      Wherever the term "including" is used, it shall be deemed to mean "including without limitation", and whenever the phrase "include" is used, it shall mean "include without limitation".

1.6   CONTRA PROFERENTUM

      The parties waive the application of any rule of law which otherwise would be applicable in connection with the construction of this Agreement that ambiguous or conflicting terms or provisions should be construed against the party who (or whose counsel) prepared the executed agreement or any earlier draft of the same.

1.7   GOVERNING LAW

      This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable in that province, and, subject to Article 18, each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of such province and all courts competent to hear appeals therefrom.

1.8   SCHEDULES

      The following Schedules are attached to and form part of this Agreement:

      Schedule 1.1(bb)  -       Goldcorp Assets
      Schedule 1.1(cc)  -       Specifically Excluded Liabilities
      Schedule 4.1      -       Joint Expenses

1.9   COMMERCIALLY REASONABLE BEST EFFORTS

      The parties acknowledge and agree that, for all purposes of this Agreement, an obligation on the part of either party to use its commercially reasonable best efforts to act or cause any action to be taken or to make any application or give any notice or to obtain any authorization, consent, relief, order approval or other document (i) shall not require such party to make any payment to any person for the purpose of taking or causing to be taken such action or procuring the same, other than payments for amounts due and payable to such person, payments for incidental expenses incurred by such person and payments required by any applicable Legal Requirement, and (ii) shall not require such party to divest any assets or agree to any material limitation of or restriction on its business activities.

                                   ARTICLE 2
                                    THE BID
                                    -------

2.1   BID BY BARRICK

      (a) Barrick intends to announce the Bid on the Announcement Date. The consideration to be offered on the Announcement Date for each Placer Share pursuant to the Bid will be $20.50 in cash or $0.05 in cash plus 0.7518 of a Barrick Share, subject to proration based on a maximum amount of cash and Barrick Shares offered.

      (b) Barrick shall have exclusive control, in its sole discretion, over all matters relating to the Bid, the Second Step Transaction and the Post-Completion Reorganization, including in respect of variations to the Bid, extensions of the Bid, termination or withdrawal of the Bid, determination of conditions of the Bid and satisfaction or waiver of such conditions and take-up of Placer Shares under the Bid.

2.2   REGULATORY APPROVALS

      Barrick shall have, in the case of the Bid, the Second Step Transaction and the Post-Completion Reorganization, exclusive control, in its sole discretion, over and, in the case of the purchase and sale of the Transferred Assets, carriage of all applications for regulatory and stock exchange and Securities Commission approvals, court applications and applications for regulatory relief (including discretionary orders for relief from securities law requirements and cease trade proceedings), Hart-Scott-Rodino, competition, foreign investment and other required or desirable notices and applications for consent, authorization or approval and all other regulatory matters relating to the Intended Transactions. Barrick shall use its commercially reasonable best efforts to make such applications and notices and obtain such approvals and relief in a timely manner. Barrick and Goldcorp will cooperate in connection with all such matters as described in Section 11.2.

2.3   MARKETING OF BID

      Barrick and Goldcorp will cooperate to develop a mutually acceptable framework for descriptions of the Intended Transactions and the relationship of the parties. Barrick will organize and coordinate all public relations matters relating to the Bid and the Second Step Transaction, including press releases, press conferences, conference calls, meetings with investors and analysts and any road show. At the request of Barrick, Goldcorp will use its commercially reasonable best efforts to make its senior executives available to participate in any or all of such events and express their support for the Intended Transactions. Goldcorp will organize and coordinate all public relations matters relating solely to the purchase of the Transferred Assets, including press releases, press conferences, conference calls, meetings with investors and analysts and any road show. Goldcorp and Barrick will cooperate to coordinate Goldcorp's public relations efforts relating to the purchase of the Transferred Assets and Barrick's public relations efforts relating to the Bid and the Second Step Transaction.

2.4   INCREASE IN BID CONSIDERATION

      (a) If at any time and from time to time Barrick determines that it is appropriate to increase the Bid Consideration, it shall first notify Goldcorp in writing of such intention and of the new proposed Bid Consideration. Within 48 hours of receiving such notification, Goldcorp shall notify Barrick in writing whether it approves or disapproves such increase in the Bid Consideration. If Goldcorp fails to provide such written notice within the time prescribed therefor, Goldcorp will be deemed to have irrevocably disapproved the increase in the Bid Consideration.

      (b) If Goldcorp disapproves or is deemed to have disapproved an increase in the Bid Consideration and Barrick increases the Bid Consideration to the amount proposed in the aforementioned notice from Barrick, then:

            (i) Goldcorp shall lose the right to acquire the Transferred Assets but Barrick will have the right to put the Transferred Assets to Goldcorp as more specifically provided in Section 2.5; and

            (ii) Barrick shall not be required to seek approval of Goldcorp to any subsequent increase in the Bid Consideration.

2.5   PUT OPTION CONVERSION

      If Goldcorp loses the right to acquire the Transferred Assets and Barrick obtains the right to put the Transferred Assets to Goldcorp pursuant to Section 2.4(b)(i) (the "PUT OPTION CONVERSION"), the terms and conditions of this Agreement shall apply, MUTATIS MUTANDIS, to the purchase and sale of the Transferred Assets pursuant to such put option and the exercise thereof, except as otherwise specifically provided. In order to exercise such put option, Barrick must deliver written notice of its exercise of such put option (if any) (the "PUT EXERCISE NOTICE") on or before the earlier of the Bid Expiration Date and the Purchase Termination Date (the "PUT EXPIRATION DATE").

2.6   SECOND STEP TRANSACTION

      If Barrick acquires 66.67% or more of the issued and outstanding Placer Shares (on a fully-diluted basis) pursuant to the Bid, following completion of the Bid, Barrick will use its commercially reasonable best efforts to complete the Second Step Transaction as expeditiously as possible. The terms and conditions and the form of such Second Step Transaction will be solely at the discretion of Barrick.

2.7   POST-COMPLETION REORGANIZATION

      If Barrick acquires all of the issued and outstanding Placer Shares pursuant to the Bid and the Second Step Transaction, following completion of the Second Step Transaction,

Barrick will use its commercially reasonable best efforts to undertake as expeditiously as possible a corporate reorganization (the "POST-COMPLETION REORGANIZATION") of Placer and its subsidiaries as a part of or as a result of which the Bump will occur. The terms and conditions and the form of the Post-Completion Reorganization will be solely at the discretion of Barrick.

                                   ARTICLE 3
                           COOPERATION AND EXCLUSIVITY

3.1   MUTUAL COOPERATION COVENANTS

      The parties covenant to cooperate in all reasonable respects and to use their commercially reasonable best efforts to ensure the success of the Intended Transactions. Each of the parties shall use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Intended Transactions. Without limiting the foregoing, neither party will take, or cause to be taken, or do, or cause to be done, anything which would be reasonably likely to impair the likelihood of consummation of the Intended Transactions. For greater certainty, such covenants shall not obligate Barrick to increase the Bid Consideration or extend or vary the Bid, waive any condition of the Bid, determine that any condition of the Bid has been satisfied or take any other action with respect to the Bid, nor shall such covenants obligate Goldcorp to approve any increase in the Bid Consideration.

3.2   EXCLUSIVITY COVENANT FROM BARRICK

      (a) Except with the prior written consent of Goldcorp, from the date hereof to the earlier of (i) the date that is 12 months after the Bid Expiration Date and (ii) the Barrick Control Date, Barrick shall not, and it shall cause its Affiliates not to, directly or indirectly, either alone or with any other person:

            (i) make a take-over bid in respect of any equity securities or voting securities of Placer, other than the Bid or any Second Step Transaction; or

            (ii) solicit, initiate, discuss, negotiate or participate in, or make or enter into any agreement, commitment or understanding to do or make or participate in:

                  (A) any acquisition or offer to acquire beneficial ownership of any equity securities or voting securities of Placer or securities convertible into or exchangeable for equity securities or voting securities of Placer (or any Affiliate of Placer), or any transaction involving or relating to same (excluding in each case the Bid, the Second Step Transaction, the Post-Closing Reorganization and any Converted Consensual Transaction);

                  (B) any acquisition or lease of, or any offer to acquire or lease, or any joint venture arrangement or similar transaction in respect of, any of the assets of Placer, or any transaction involving or relating to same (excluding in each case the Bid, the Second Step Transaction, the Post-Closing Reorganization and any Converted Consensual Transaction); or

                  (C) any transaction seeking to control the management, board of directors or policies of Placer or any of its Affiliates (excluding in each case the Bid, the Second Step Transaction, the Post-Closing Reorganization and any Converted Consensual Transaction).

            (b) Except with the prior written consent of Goldcorp, from the date hereof to the Bid Expiration Date, Barrick shall not, and it shall cause its Affiliates not to, directly or indirectly, either alone or with any other person, solicit, initiate, discuss, negotiate or participate in, or make or enter into any agreement, commitment or understanding to do or make or participate in, any acquisition or lease of, or any offer to acquire or lease, or any joint venture arrangement or similar transaction in respect of the interest of any person other than Placer and its Affiliates in any asset an interest in which is included in the Goldcorp Assets.

3.3   EXCLUSIVITY COVENANT FROM GOLDCORP

      (a) Except with the prior written consent of Barrick, from the date hereof to the date that is 12 months after the Bid Expiration Date, Goldcorp shall not, and it shall cause its Affiliates not to, directly or indirectly, either alone or with any other person (other than Barrick), solicit, initiate, discuss, negotiate or participate in, or make or enter into any agreement, commitment or understanding to do or make or participate in:

            (i) any acquisition or offer to acquire beneficial ownership of any equity securities or voting securities of Placer or securities convertible into or exchangeable for equity securities or voting securities of Placer (or any Affiliate of Placer), or any transaction involving or relating to same;

            (ii) any acquisition or lease of, or any offer to acquire or lease, or any joint venture arrangement or similar transaction in respect of, any of the Goldcorp Assets, or any transaction involving or relating to same;

            (iii) any merger, amalgamation, arrangement, share exchange, take-over bid, business combination or similar transaction with or involving Placer or any of its Affiliates, or any transaction involving or relating to same; or

            (iv) any transaction seeking to control the management, board of directors or policies of Placer or any of its Affiliates.

      (b) Notwithstanding the foregoing, nothing in Section 3.3(a) shall prevent Goldcorp from soliciting, initiating, discussing or negotiating the acquisition or lease of or any joint venture arrangement or similar transaction in respect of the interest of any person other than Placer and its Affiliates in any asset an interest in which is included in the Goldcorp Assets, provided that Goldcorp shall not, on or before the Bid Expiration Date, make or enter into any agreement, commitment or understanding in respect of such an acquisition, lease, arrangement or transaction which would require, or which Goldcorp has reason to believe would otherwise result in, public disclosure thereof by Goldcorp or by any person or persons with whom Goldcorp is in such discussions or negotiations.

3.4   ACQUISITION AND OWNERSHIP OF PLACER SHARES

      (a) Barrick represents and warrants that, (i) as of the date hereof, neither Barrick nor any person with whom Barrick does not deal at arm's length (for purposes of the Tax Act) beneficially owns any Placer Shares (or shares of any person related to Placer for purposes of the Tax Act), or any securities convertible into or exchangeable for, Placer Shares (or shares of any person related to Placer for purposes of the Tax Act), and (ii) neither Barrick nor any person with whom Barrick does not deal at arm's length (for purposes of the Tax
Act) has acquired beneficial ownership of any Placer Shares (or shares of any person related to Placer for purposes of the Tax Act) or any securities convertible into or exchangeable for, Placer Shares (or shares of any person related to Placer for purposes of the Tax Act) during the 90 days preceding the date hereof.

      (b) Goldcorp represents and warrants that (i) as of the date hereof, neither Goldcorp nor any person with whom Goldcorp does not deal at arm's length (for purposes of the Tax Act) beneficially owns any Placer Shares (or shares of any person related to Placer for purposes of the Tax Act), or any securities convertible into or exchangeable for, Placer Shares (or shares of any person related to Placer for purposes of the Tax Act), (ii) neither Goldcorp nor any person with whom Goldcorp does not deal at arm's length (for purposes of the Tax
Act) has acquired beneficial ownership of any Placer Shares (or shares of any person related to Placer for purposes of the Tax Act) or any securities convertible into or exchangeable for, Placer Shares (or shares of any person related to Placer for purposes of the Tax Act) during the 90 days preceding the date hereof, and (iii) Goldcorp is not a "specified shareholder" of Placer for purposes of subsection 88(1) of the Tax Act.

      (c) Without limiting the generality of Section 3.3(a)(i), from the date hereof to the later of the Closing Date and the Purchase Termination Date, Goldcorp shall cause all persons with whom it does not deal at arm's length (for purposes of the Tax Act) not to acquire beneficial ownership of any Placer Shares (or shares of any person related to Placer for purposes of the Tax Act) or any securities convertible into or exchangeable for, Placer Shares (or shares of any person related to Placer for purposes of the Tax Act).

3.5   SPECIAL DEFINITIONS FOR THIS ARTICLE 3

      In this Article 3, the terms "beneficial ownership", "business day", "equity security", "offer to acquire" and "take-over bid", shall have the meanings given to them in Part XX of the Securities Act and the term "voting security" shall have the meaning given to it in Section 1(1) of the Securities Act, and grammatical variations of such terms shall have corresponding meanings.

                                   ARTICLE 4
                                 JOINT EXPENSES

4.1   JOINT EXPENSES

      Schedule 4.1 describes those expenses which are Joint Expenses and those which are not Joint Expenses. Each party will act reasonably in incurring any Joint Expenses.

4.2   SHARING OF JOINT EXPENSES

      Except as provided in Section 4.3, the Joint Expenses will be shared as to 87% by Barrick and as to 13% by Goldcorp.

      (a) If (i) Barrick does not acquire any Placer Shares pursuant to the Bid (regardless of whether the Put Option Conversion has occurred) and (ii) either no break fee has been paid or is payable pursuant to
            Section 5.2 or any such break fee paid or payable has been or is to be shared between Barrick and Goldcorp pursuant to Section 5.2, then within 30 days after the Bid Expiration Date the parties will reconcile the Joint Expenses incurred or paid by each of them to such date, and if one party has paid more than its share of Joint Expenses, at or before the expiry of such 30-day period, the other party will pay such excess to it in cash as a reimbursement of such expenses.

      (b) If Barrick acquires any Placer Shares pursuant to the Bid and either no Put Option Conversion has occurred or, if a Put Option Conversion has occurred, Barrick has delivered a Put Exercise Notice on or before the Put Expiration Date, then at or before the Closing Date the parties will reconcile the Joint Expenses incurred or paid by each of them to such date, and if one party has paid more than its share of Joint Expenses, at or before the Time of Closing the other party will pay such excess to it in cash as a reimbursement of such expenses.

      (c)   If (i) Barrick acquires any Placer Shares pursuant to the Bid, and
            (ii) either no Put Option Conversion has occurred or, if a Put Option Conversion has occurred, Barrick has delivered a Put Exercise Notice on or before the Put Expiration Date, and (iii) Closing does not occur before the Purchase Termination Date as a result of a breach of this Agreement by Goldcorp, then within 30 days after the Purchase Termination Date the parties will reconcile the Joint Expenses incurred or paid by each of them to such date, and if one party has paid more than its share of Joint Expenses, at or before the expiry of such 30-day period the other party will pay such excess to it in cash as a reimbursement of such expenses.

4.3      EXCEPTIONS TO SHARING OF JOINT EXPENSES

      (a) If (i) Barrick acquires any Placer Shares pursuant to the Bid, and
(ii) either no Put Option Conversion has occurred or, if a Put Option Conversion has occurred, Barrick has delivered a Put Exercise Notice on or before the Put Expiration Date, and (iii) Closing does not occur before the Purchase Termination Date as a result of a breach of this Agreement by Barrick, then Barrick shall be responsible for all of the Joint Expenses. Within 30 days after the Purchase

Termination Date the parties will reconcile the Joint Expenses incurred or paid by each of them to such date, and if Goldcorp has paid any Joint Expenses, at or before the expiry of such 30-day period Barrick will pay the amount of such expenses paid by Goldcorp to Goldcorp in cash as a reimbursement of such expenses.

      (b) If (i) Barrick acquires any Placer Shares pursuant to the Bid, and
(ii) either no Put Option Conversion has occurred or, if a Put Option Conversion has occurred, Barrick has delivered a Put Exercise Notice on or before the Put Expiration Date, and (iii) Closing does not occur before the Purchase Termination Date for any reason other than a breach of this Agreement by Goldcorp or Barrick, then Barrick shall be responsible for all of the Joint Expenses, other than the fees and disbursements of Goldcorp's legal and accounting advisors. Within 30 days after the Purchase Termination Date the parties will reconcile the Joint Expenses incurred or paid by each of them to such date, and if Goldcorp has paid any Joint Expenses (other than the fees and disbursements of Goldcorp's legal and accounting advisors), at or before the expiry of such 30-day period Barrick will pay the amount of such expenses paid by Goldcorp to Goldcorp in cash as a reimbursement of such expenses.

      (c) If (i) Barrick acquires any Placer Shares pursuant to the Bid, (ii) a Put Option Conversion has occurred, and (iii) Barrick has not delivered a Put Exercise Notice on or before the Put Expiration Date, then Barrick shall be responsible for all of the Joint Expenses, other than the fees and disbursements of Goldcorp's legal and accounting advisors. Within 30 days after the Put Expiration Date the parties will reconcile the Joint Expenses incurred or paid by each of them to such date, and if Goldcorp has paid any Joint Expenses (other than the fees and disbursements of Goldcorp's legal and accounting advisors), at or before the expiry of such 30-day period, Barrick will pay the amount of such expenses paid by Goldcorp to Goldcorp in cash as a reimbursement of such expenses.

      (d) If (i) Barrick does not acquire any Placer Shares pursuant to the Bid, and (ii) a break fee has been paid or is payable pursuant to Section 5.2, and
(iii) such break fee was not or is not required to be shared pursuant to Section 5.2, then Barrick shall be responsible for all of the Joint Expenses, other than the fees and disbursements of Goldcorp's legal and accounting advisors. Within 30 days after the Purchase Termination Date the parties will reconcile the Joint Expenses incurred or paid by each of them to such date, and if Goldcorp has paid any Joint Expenses (other than the fees and disbursements of Goldcorp's legal and accounting advisors), at or before the expiry of such 30-day period Barrick will pay the amount of such expenses paid by Goldcorp to Goldcorp in cash as a reimbursement of such expenses.

4.4   EXPENSES THAT ARE NOT JOINT EXPENSES

      Each party will be responsible for any fees and expenses incurred by it which are not Joint Expenses, including those expenses described in Schedule 4.1 as not being Joint Expenses.

4.5   INTEREST

      If a party fails to make a payment required by this Article 4 within the time prescribed therefor, the amount of such payment will bear interest at the prime lending rate of the

Royal Bank of Canada from time to time plus 5% (500 basis points), compounded monthly in arrears, from the date that each of the relevant expenses was incurred to the date that payment in full (including payment of compound interest) is made by the delinquent party to the other party in reimbursement of expenses.

                                   ARTICLE 5
                     CONVERSION INTO NEGOTIATED TRANSACTION

5.1   DUE DILIGENCE ACCESS TO PLACER

      If Barrick obtains access to a Placer data room or otherwise obtains due diligence materials from Placer, Barrick will use its commercially reasonable best efforts to secure equivalent access for Goldcorp in respect of the Goldcorp Assets and the Goldcorp Liabilities.

5.2   NEGOTIATIONS WITH PLACER

      Without limiting the generality of Section 3.2, from the date hereof to the Bid Expiration Date, Barrick shall have carriage of any and all discussions or negotiations with Placer relating to any or all of the Intended Transactions, as well as any other merger, amalgamation, arrangement, business combination or similar transaction between Barrick and Placer.

      In the event that during the period from the date hereof to the Bid Expiration Date Barrick enters into an agreement with Placer providing for the acquisition of Placer by Barrick in which Placer provides any representations or warranties with respect to any of its assets or liabilities, Barrick will use its commercially reasonable best efforts to obtain substantially similar representations and warranties from Placer in favour of Goldcorp with respect to the Goldcorp Assets and the Goldcorp Liabilities.

      In the event that during the period from the date hereof to the Bid Expiration Date Barrick enters into any agreement with Placer pursuant to which Barrick becomes entitled to receive a fee payable if the transaction negotiated with Placer is not successfully completed, any such break fee received by Barrick will be shared by the parties as to 87% by Barrick and as to 13% by Goldcorp provided that no Put Option Conversion shall have occurred before the date on which such fee becomes payable by Placer.

      In the event that during the period from the date hereof to the date that is 12 months after the Bid Expiration Date Barrick enters into any agreement with Placer providing for an alternative form of transaction to the Bid that involves a change in control of, or acquisition of, or merger, amalgamation, arrangement, or business combination with Placer (a "CONVERTED CONSENSUAL TRANSACTION"), the provisions of this Agreement shall apply MUTATIS MUTANDIS to such Converted Consensual Transaction.

                                   ARTICLE 6
                     PURCHASE AND SALE OF TRANSFERRED ASSETS

6.1   TRANSFERRED ASSETS AND ASSUMED LIABILITIES

      It is intended by the parties that on the Closing Date, Goldcorp will acquire from Barrick all of the Goldcorp Assets and that from and after the Closing Date, Goldcorp will be responsible for all of the Goldcorp Liabilities. It is the further intention of the parties that in connection with the transfer contemplated in this Agreement, Goldcorp will not acquire any interest in any other assets (except for interests in persons with a direct or indirect interest in the Goldcorp Assets or Goldcorp Liabilities (and not in other assets or Liabilities)) or become responsible for any other Liabilities of Placer or its Affiliates. In order to give effect to such intentions:

      (a) Barrick will sell or cause to be sold, and Goldcorp will purchase, such assets (the "TRANSFERRED ASSETS") as may be required to transfer the Goldcorp Assets and Goldcorp Liabilities to Goldcorp to the greatest extent possible; and

      (b) Goldcorp will assume the Goldcorp Liabilities (the "ASSUMED LIABILITIES") which are not indirectly acquired through the acquisition of the Transferred Assets.

      It is the understanding of the parties that CLA is the direct or indirect owner of Placer's interest in the Campbell mine, the Porcupine joint venture, the Musselwhite joint venture and the La Coipa mine, and therefore that the CLA Shares and any other outstanding securities of CLA will form part of the Transferred Assets.

      Prior to the Closing Date, the parties will work together to (i) identify assets and Liabilities of CLA and its Subsidiaries that are not Goldcorp Assets or Goldcorp Liabilities and determine a mutually acceptable tax-efficient manner to transfer such assets and Liabilities from CLA and its Subsidiaries to Barrick or another Affiliate of Barrick, (ii) identify assets (other than the CLA Shares) to be included in the Transferred Assets and determine a mutually acceptable tax-efficient manner to transfer such assets to Goldcorp (including, if applicable, transferring such assets to CLA or its Subsidiaries), and (iii) identify any Assumed Liabilities. In addition, prior to the Closing Date, the parties will work together to determine a mutually acceptable tax-efficient manner to eliminate, prior to the Closing Date, all payables and receivables between Transferred Entities, on the one hand, and Placer and its Affiliates that are not included in the Transferred Entities, on the other hand. To the extent that there are shared assets or Liabilities that relate both to the assets and Liabilities transferred or assumed by Goldcorp and to the other assets and Liabilities of Placer, such as pension plan assets or deficiencies, prior to the Closing Date the parties will work together to determine a mutually acceptable equitable manner in which to allocate such shared assets and Liabilities. To the extent that the parties cannot effect any of the foregoing transfers or eliminations in a mutually acceptable tax-efficient manner or agree on the allocation of shared assets and Liabilities, the parties agree to cooperate in good faith to negotiate an appropriate adjustment to the Purchase Price. The parties also agree to cooperate in good faith to agree to an appropriate allocation of the Purchase Price among the Transferred Assets.

6.2      TREATMENT OF CASH

      (a) It is the intention of the parties that the Transferred Assets will not include any Cash held by any Transferred Entity (or Placer or any other Affiliate of Placer) on October 31, 2005. Barrick shall be entitled to transfer the amount of Cash held by the Transferred Entities on October 31, 2005 to entities that are not Transferred Entities before the Closing Date.

      (b) It is the further intention of the parties that after October 31, 2005 any cash generated by the Goldcorp Assets and any cash required in connection with the operations of the Goldcorp Assets and the discharge of Goldcorp Liabilities will be for the account of Goldcorp. Similarly, it is the intention of the parties that after October 31, 2005 any cash generated by Placer's assets other than the Goldcorp Assets and any cash required in connection with the operations of Placer's assets other than the Goldcorp Assets and discharge of Placer's liabilities other than the Goldcorp Liabilities will be for the account of Barrick. Prior to the Closing Date, the parties will cooperate to identify and agree to the cash generated by and used by the Goldcorp Assets and the Goldcorp Liabilities, on the one hand, and the other assets and liabilities of Placer, on the other hand, from November 1, 2005 to the Closing Date. If the cash generated by the Goldcorp Assets less the cash used in connection with the operations of the Goldcorp Assets and the discharge of Goldcorp Liabilities, from November 1, 2005 to the Closing Date, is positive, then the Transferred Assets will include cash in the amount of such excess. If the cash generated by the Goldcorp Assets less the cash used in connection with the operations of the Goldcorp Assets and the discharge of Goldcorp Liabilities, from November 1, 2005 to the Closing Date, is negative, then the Purchase Price will be increased by the amount of such deficiency and no cash will be included in the Transferred Assets.

6.3   PURCHASE AND SALE OF TRANSFERRED ASSETS

      Subject to the provisions of this Agreement, Barrick covenants and agrees to sell or cause to be sold, and Goldcorp covenants and agrees to purchase, all of the Transferred Assets.

6.4   PURCHASE PRICE

      (a) The purchase price (the "PURCHASE PRICE") for the Transferred Assets will be:

            (i)   either:

                  (A)   if the Put Option Conversion has not occurred:

                        (I) 13% of the product of a) the Bid Consideration immediately prior to the Bid Expiration Date and
                              b) the aggregate number of Placer Shares acquired by Barrick pursuant to the Bid and the Second Step Transaction, plus

                        (II) 13% of the product of a) the Bid Consideration immediately prior to the Bid Expiration Date and
                              b) the aggregate number of Placer Shares in respect of which rights of dissent, if any, are exercised in connection with the Second Step Transaction (which Placer Shares are not otherwise acquired pursuant to the Second Step Transaction); less

                        (III) 13% of the aggregate exercise price paid on all
                              stock options to acquire Placer Shares exercised between the Announcement Date and the date upon which Barrick acquires 100% of the issued and outstanding Placer Shares, less

                        (IV) 13% of the aggregate principal amount of all convertible debentures converted into Placer Shares between the Announcement Date and the date upon which Barrick acquires 100% of the issued and outstanding Placer Shares (plus any accrued interest thereon outstanding at the time of conversion which is not subsequently paid in cash to the holder of the convertible debenture), or

                  (B) if the Put Option Conversion has occurred (and, for greater certainty, Barrick delivered a Put Exercise Notice on or before the Put Expiration Date):

                        (I) 13% of the product of a) the Bid Consideration immediately prior to the increase in the Bid Consideration disapproved by Goldcorp and b) the aggregate number of Placer Shares acquired by Barrick pursuant to the Bid and the Second Step Transaction, plus

                        (II) 13% of the product of a) the Bid Consideration immediately prior to the increase in the Bid Consideration disapproved by Goldcorp and b) the aggregate number of Placer Shares in respect of which rights of dissent, if any, are exercised in connection with the Second Step Transaction (which Placer Shares are not otherwise acquired pursuant to the Second Step Transaction); less

                        (III) 13% of the aggregate exercise price paid on all
                              stock options to acquire Placer Shares exercised between the Announcement Date and the date upon which Barrick acquires 100% of the issued and outstanding Placer Shares, less

                        (IV) 13% of the aggregate principal amount of all convertible debentures converted into Placer Shares between the Announcement Date and the date upon which Barrick acquires 100% of the issued and outstanding Placer Shares (plus any accrued interest thereon outstanding at the time of conversion which is not subsequently paid in cash to the holder of the convertible debenture), and in each case subject to adjustment in accordance with Sections 6.1, 6.2(b), 6.6 and 6.8; plus

                  (ii) an additional amount computed as the equivalent of interest calculated on the cash paid to, or to the order of, holders of Placer Shares (from time to time), from the applicable date(s) on which Barrick made such payments to the Closing Date at Barrick's cost of borrowing (including directly related fees and costs), compounded monthly, plus

                  (iii) $189 million; plus

                  (iv) the assumption by Goldcorp of the Assumed Liabilities pursuant to Section 6.5.

      (b) For the purposes of Section 6.4(a), the amounts referred to in Sections 6.4(a)(i) and 6.4(a)(ii) shall be paid in cash or by wire transfer to, or to the order of, Barrick.

6.5   ASSUMPTION OF ASSUMED LIABILITIES

      Subject to the provisions of this Agreement, Goldcorp agrees to assume, pay, satisfy, discharge, perform and fulfil, from and after the Closing Date, all of the Assumed Liabilities.

6.6   PURCHASE PRICE ADJUSTMENTS

      (a) If the Mark-to-Market Value of the Hedge Book on the Barrick Control Date is more negative than -$971 million, then the Purchase Price will be increased by 13% of the amount of such difference. If the Mark-to-Market Value of the Hedge Book on the Barrick Control Date is less negative than -$971 million, then the Purchase Price will be decreased by 13% of the amount of such difference.

      (b) If the Net Debt on October 31, 2005 is greater than $297 million, then the Purchase Price will be increased by 13% of the amount of such difference. If the Net Debt on October 31, 2005 is less than $297 million, then the Purchase Price will be decreased by 13% of the amount of such difference.

6.7   PURCHASE PRICE DEPOSIT

      (a) On the later of (i) the Barrick Control Date, and (ii) if a Put Option Conversion has occurred and Barrick has delivered a Put Exercise Notice on or before the Put Expiration Date, three Business Days after the date of delivery of such Put Exercise Notice, Goldcorp will pay the amount of $250 million as a deposit (the "DEPOSIT") in respect of the Purchase Price. The parties agree to cooperate in good faith as expeditiously as possible following the date hereof to select an escrow agent and settle, execute and deliver an escrow agreement in respect of the Deposit. The Deposit will be held in an interest-bearing account (all interest earned on the Deposit in such account is referred to as "DEPOSIT INTEREST").

      (b) The amount to be paid by Goldcorp on the Closing Date will be reduced by the amount of the Deposit paid by Goldcorp and the amount of the Deposit Interest. On the Closing Date, the Deposit and Deposit Interest will be paid to Barrick, and the Deposit and Deposit Interest shall be applied by Barrick in satisfaction of such portion of the Purchase Price.

      (c) If Closing does not occur on or before the Purchase Termination Date as a result of a breach of this Agreement by Goldcorp, then the Deposit and Deposit Interest will be forfeited by Goldcorp and paid to Barrick (provided that upon payment of such amount to Barrick, Goldcorp will be relieved of its obligation to pay Barrick in respect of Joint Expenses pursuant to Section 4.2(c)). Upon unconditional receipt by Barrick of the Deposit and Deposit Interest forfeited by Goldcorp, Barrick shall terminate and not pursue any claim against Goldcorp for breach of this Agreement, all liability of Goldcorp in connection with such breach having been fully and finally satisfied by the irrevocable payment of the Deposit and Deposit Interest to Barrick. If Closing does not occur on or before the Purchase Termination Date for any other reason, then, subject to Sections 15.3 and 15.4, the Deposit and Deposit Interest will be paid to Goldcorp, net of the portion of Joint Expenses for which Goldcorp is responsible as contemplated in Article 4.

6.8   IMPACT OF CLA TAX DISPUTE

      If (a) the Supreme Court of Canada renders its decision in respect of the CLA Tax Dispute and in such decision the Court makes an award in favour of CLA, and (b) CLA receives any portion of such award on or before the Closing Date, then the Purchase Price will be increased by 87% of the amount of such award (or portion thereof, if applicable) received. If (a) the Supreme Court of Canada renders its decision in respect of the CLA Tax Dispute and in such decision the Court makes an award in favour of CLA, and (b) CLA receives any portion of such award after the Closing Date, then Goldcorp will pay 87% of the amount of such award (or portion thereof, if applicable) to Barrick in cash within five days of receipt of all or substantially all of such award (or portion thereof, if applicable) as an adjustment of the Purchase Price.

6.9   POST-CLOSING ADJUSTMENTS

      To the extent that Barrick and Goldcorp determine, after the Closing Date, that (i) Goldcorp Assets were not transferred to Goldcorp, (ii) Goldcorp acquired assets that were not Goldcorp Assets (except for interests in persons with a direct or indirect interest in Goldcorp Assets or Goldcorp Liabilities (and no other assets or Liabilities)), (iii) Goldcorp Liabilities were not assumed by Goldcorp or acquired indirectly through the acquisition of the Transferred Assets, or (iv) Goldcorp assumed or acquired indirectly through the acquisition of the Transferred Assets Liabilities that were not Goldcorp Liabilities, the parties will work together to determine a mutually acceptable tax-efficient manner to effect, to the greatest extent possible, the necessary transfers and will, in any event, effect the necessary transfers.

6.10  PUEBLO VIEJO INTEREST

      The parties have agreed that Barrick will transfer a 40% interest in Pueblo Viejo to Goldcorp, provided that the parties will not be required to effect any such transfer if it is in violation of Legal Requirements or if it would trigger contractual, permitting, license or other provisions (including rights of first refusal and pre-emptive rights or loss of control) that would impair the value of the Pueblo Viejo project to Placer or the parties. The parties agree to negotiate in good faith a joint venture agreement to govern the Pueblo Viejo joint venture, which agreement will, among other things, give Barrick control over operational, environmental and development decisions in respect of the Pueblo Viejo project and the Pueblo Viejo joint venture, subject to customary super-majority voting protections in favour of Goldcorp. Contemporaneous with such transfer, the parties will enter into such joint venture agreement. If a 40% interest in Pueblo Viejo cannot be transferred to Goldcorp on the Closing Date as provided above (including in the event the parties fail to settle the terms of a joint venture agreement), the parties agree to negotiate in good faith an appropriate mechanism or arrangement for Goldcorp to acquire and be responsible for 40% of the costs and liabilities and to acquire and benefit from 40% of the rewards and economic benefits relating to the Pueblo Viejo project from and after the Closing Date (including a synthetic arrangement to achieve the same economic outcome).

6.11  JERONIMO INTEREST

      The parties have agreed that Barrick will transfer its interest in Agua de la Falda S.A., which holds Barrick's interest in the Jeronimo project, to Goldcorp, provided that the parties will not be required to effect any such transfer if it is in violation of Legal Requirements or if it would trigger contractual, permitting, license or other provisions (including rights of first refusal and pre-emptive rights or loss of control) that would impair the value of the Jeronimo project or other assets of Agua de la Falda S.A. to the parties.

                                   ARTICLE 7
                    REPRESENTATIONS AND WARRANTIES REGARDING
                   TRANSFERRED ASSETS AND ASSUMED LIABILITIES

      Barrick makes no representation or warranty of any type whatsoever, whether express or implied or otherwise, regarding the Transferred Assets or the Assumed Liabilities or any matter or thing relating thereto, and Goldcorp acknowledges that it is not receiving, nor has it relied upon, any such representation or warranty. The Transferred Assets and the Assumed Liabilities shall be transferred or assumed, as the case may be, on an "as is where is" basis without the benefit of any representation or warranty from Barrick or any other person.

                                   ARTICLE 8
                    REPRESENTATIONS AND WARRANTIES OF BARRICK

      Barrick represents and warrants to Goldcorp as follows and acknowledges and confirms that Goldcorp is relying on such representations and warranties in connection with the purchase by Goldcorp of the Transferred Assets:

8.1   ORGANIZATION

      Barrick is validly existing under the laws of the Province of Ontario and has the corporate power to enter into this Agreement and to perform its obligations hereunder.

8.2   NO VIOLATION

      The entering into of this Agreement and the completion of the Intended Transactions will not result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of Barrick under: (i) any provision of the constating documents, by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of Barrick; (ii) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over Barrick; or (iii) any licence, permit, approval, consent or authorization held by Barrick.

8.3   ENFORCEABILITY

      This Agreement has been duly authorized, executed and delivered by Barrick and is a legal, valid and binding obligation of Barrick, enforceable against it by Goldcorp in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency and other laws affecting the enforcement of rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

                                   ARTICLE 9
                   REPRESENTATIONS AND WARRANTIES OF GOLDCORP

      Goldcorp represents and warrants to Barrick as follows and acknowledges and confirms that Barrick is relying on such representations and warranties in connection with making the Bid and the sale by Barrick of the Transferred
Assets:

9.1   ORGANIZATION

      Goldcorp is validly existing under the laws of the Province of Ontario and has the corporate power to enter into this Agreement and to perform its obligations hereunder.

9.2   NO VIOLATION

      The entering into of this Agreement and the completion of the Intended Transactions will not result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of Goldcorp under: (i) any provision of the constating documents, by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of Goldcorp; (ii) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over Goldcorp; or
(iii) any licence, permit, approval, consent or authorization held by Goldcorp.

9.3   ENFORCEABILITY

      This Agreement has been duly authorized, executed and delivered by Goldcorp and is a legal, valid and binding obligation of Goldcorp, enforceable against it by Barrick in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency and other laws affecting the enforcement of rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

9.4   AVAILABILITY OF FINANCING

      Goldcorp has provided to Barrick a true and complete copy of a commitment letter (the "COMMITMENT LETTER") between Goldcorp and Bank of Montreal and The Bank of Nova Scotia, which Commitment Letter is in full force and effect on the date hereof. Goldcorp's cash balances together with its available debt facilities and the amounts committed under the Commitment Letter are adequate to pay the Purchase Price plus Goldcorp's share of Joint Expenses to Barrick.

                                   ARTICLE 10
                              COVENANTS OF BARRICK

10.1  MANAGEMENT OF GOLDCORP ASSETS AND GOLDCORP LIABILITIES

      From and after the Barrick Control Date to the earliest to occur of (i) the Put Expiration Date if a Put Option Conversion has occurred and a Put Exercise Notice has not been delivered to Goldcorp on or before such date, (ii) the Closing Date, and (iii) the Purchase Termination Date:

      (a) except as contemplated in this Agreement, Barrick will cause Placer to operate the Goldcorp Assets and discharge the Goldcorp Liabilities in the ordinary course of business; and

      (b) to the extent permitted by applicable Legal Requirements and subject to any applicable fiduciary duties and contractual provisions, Barrick will provide Goldcorp with access to and information regarding the Goldcorp Assets, will consult with Goldcorp regarding the operation of the Goldcorp Assets, and, except as contemplated in this Agreement, will not make any material operating decisions relating to the Goldcorp Assets and Goldcorp Liabilities without the prior consent of Goldcorp.

10.2  POST-CLOSING REORGANIZATION RECORDS

      To the Time of Closing, Barrick will give Goldcorp and its advisors reasonable access to the records of the Post-Completion Reorganization.

                                   ARTICLE 11
                              COVENANTS OF GOLDCORP

11.1  BID DOCUMENTS

      Goldcorp shall use its commercially reasonable best efforts to promptly provide to Barrick such information, documents and other assistance as may be requested by Barrick for inclusion or incorporation by reference in any circular or notice of change or other filing (or amendment or supplement thereto) relating to the Bid or the Second Step Transaction to be filed with the Securities Commissions (each a "BID DOCUMENT") and shall cooperate in the preparation and filing of the Bid Documents if requested by Barrick. Subject to applicable Legal Requirements, Barrick will not make any disclosure concerning Goldcorp or of information supplied by Goldcorp for inclusion or incorporation by reference in any Bid Document except with the prior written consent of Goldcorp, which consent shall not be unreasonably withheld or delayed. Goldcorp represents and warrants that none of the information supplied by Goldcorp for inclusion or incorporation by reference in any Bid Document will, at the time such Bid Document is filed with the Securities Commissions or otherwise disseminated, and at the time of any amendment or supplement thereto, contain an untrue statement of a material fact or omit to state a material fact that is required to be stated or that is necessary to make a statement in such Bid Document not misleading in light of the circumstances in which it was made. Barrick will provide Goldcorp with a reasonable opportunity to review and comment on any circular or notice of change (or amendment or supplement thereto) relating to the Bid or the Second Step Transaction before it is filed with a Securities Commission. Goldcorp will promptly notify Barrick if at any time before the Purchase Termination Date it becomes aware that any Bid Document contains an untrue statement of a material fact or omits to state a material fact that is required to be stated or that is necessary to make a statement in such Bid Document not misleading in light of the circumstances in which it was made or that an amendment or supplement to any Bid Document may be required.

11.2  REGULATORY FILINGS

      Goldcorp shall use its commercially reasonable best efforts to promptly provide to Barrick such information, documents and other assistance as may be requested by Barrick in connection with any application, notice or other matter referred to in Section 2.2 ("REGULATORY PROCEEDINGS, FILINGS AND COMMUNICATIONS"). Goldcorp shall cooperate in the preparation and submission of all Regulatory Proceedings, Filings and Communications relating to the Bid, the Second Step Transaction and the Post-Completion Reorganization if requested by Barrick, including making such filings and participating in such meetings and conference calls, as may be requested by Barrick. The parties shall cooperate in the preparation and submission of all Regulatory Proceedings, Filings and Communications relating to the purchase and sale of the Transferred Assets, including making such filings and participating in such meetings and conference calls, as may be requested by the other party.

      Goldcorp represents and warrants that none of the information supplied by Goldcorp for inclusion or incorporation by reference in any Regulatory Proceeding, Filing or Communication will, at the time such Regulatory Proceeding, Filing or Communication is submitted, and at the time of any amendment or supplement thereto, contain an untrue statement of a material fact or omit to state a material fact that is required to be stated or that is necessary to make a statement in such Regulatory Proceeding, Filing or Communication not misleading in light of the circumstances in which it was made. Barrick will provide Goldcorp with a reasonable opportunity to review and comment on written Regulatory Proceedings, Filings and Communications or, if applicable, portions thereof, relating to or describing the purchase and sale of the Transferred Assets before submission thereof to any Governmental Authority. Each party will promptly notify the other if at any time before the Purchase Termination Date it becomes aware that any Regulatory Proceeding, Filing or Communication contains an untrue statement of a material fact or omits to state a material fact that is required to be stated or that is necessary to make a statement in such Regulatory Proceeding, Filing or Communication not misleading in light of the circumstances in which it was made or that an amendment or supplement to any Regulatory Proceeding, Filing or Communication may be required.

      In the event that Goldcorp receives any correspondence or communications from any Governmental Authority relating to a Regulatory Proceeding, Filing or Communication relating to the Bid, the Second Step Transaction and the Post-Completion Reorganization, Goldcorp will promptly provide a copy of such correspondence or a detailed summary of such communications, as applicable, to Barrick. In the event that either party receives any correspondence or communications from any Governmental Authority relating to the purchase and sale of the Transferred Assets, such party will promptly provide a copy of such correspondence or a detailed summary of such communications, as applicable, to the other party. Notwithstanding any other provision of this Section 11.2, information of a competitively-sensitive nature required for or contained in any Regulatory Proceeding, Filing or Communication may be exchanged on a counsel-only basis.

11.3  MAINTAIN CASH RESOURCES

      Goldcorp will maintain at all times prior to the Closing or the Purchase Termination Date, as applicable, adequate cash and short term investments and/or financing commitments to pay the Purchase Price plus Goldcorp's share of Joint Expenses to Barrick. Without limiting the generality of the foregoing, as expeditiously as possible following the Announcement Date, Goldcorp will negotiate in good faith with Bank of Montreal and The Bank of Nova Scotia to settle, execute and deliver definitive documentation providing for the credit facilities set out in the Commitment Letter. At the request of Barrick from time to time, Goldcorp will provide to Barrick an update on the status of such negotiations with Bank of Montreal and The Bank of Nova Scotia and up-to-date information regarding Goldcorp's cash balances.

11.4  PROVIDE CONFIRMATION OF NO MATERIAL ADVERSE CHANGE

      (a) At any time and from time to time, Barrick may request in writing that Goldcorp deliver to it a written irrevocable confirmation that there has been no Material Adverse Change from the date of this Agreement to and including the date specified in the request (which specified date shall be no sooner than one Business Day after Goldcorp receives such request).

      (b) If Goldcorp has determined that there has been no Material Adverse Change from the date of this Agreement to and including the specified date referred to in Section 11.4(a),

Goldcorp will deliver such written irrevocable confirmation to Barrick by noon (Vancouver time) on the specified date and such confirmation shall be sufficient to conclusively evidence full satisfaction of the condition contained in Section 13.1(d).

      (c) If Goldcorp, acting reasonably, has determined that there has been a Material Adverse Change from the date of this Agreement to and including the specified date referred to in Section 11.4(a), Goldcorp will deliver written notice of such determination to Barrick by noon (Vancouver time) on the specified date.

      (d) If Goldcorp fails to deliver either the written irrevocable confirmation referred to in Section 11.4(b) or the written notice described in
Section 11.4(c) to Barrick within the time prescribed therefor, Goldcorp will be deemed to have irrevocably confirmed that it has determined that there has been a Material Adverse Change from the date of this Agreement to and including the specified date referred to in Section 11.4(a).

      (e) If Goldcorp either delivers the written notice described in Section 11.4(c) or is deemed to have confirmed that it has determined that there has been a Material Adverse Change in accordance with Section 11.4(d), then this Agreement shall automatically terminate, other than the obligations of the parties pursuant to Article 3, Article 4, Article 16 and Article 18. Such termination will not affect any of the other rights or remedies of the parties under this Agreement, including Barrick's right to contest whether there has been a Material Adverse Change.

                                   ARTICLE 12
                                MUTUAL COVENANTS

12.1  PRESERVATION OF BOOKS AND RECORDS

      Each party agrees that it will preserve any books and records of Placer and its Affiliates which are in its possession on the Closing Date relating to the Goldcorp Assets or the Goldcorp Liabilities for a period of seven years from the Closing Date, or for such longer period as is required by any applicable Legal Requirements, and will permit the other party or its authorized representatives reasonable access thereto in connection with its affairs.

12.2  TAX MATTERS

      No party will knowingly take any action or knowingly fail to take any action, which action or failure would or would be likely to impair the availability of the Bump.

12.3  SATISFACTION OF CONDITIONS OF CLOSING

      Each of the parties will use its commercially reasonable best efforts to satisfy the conditions of Closing, to the extent within its control.

                                   ARTICLE 13
                   CONDITIONS OF CLOSING IN FAVOUR OF GOLDCORP

13.1  CONDITIONS OF CLOSING IN FAVOUR OF GOLDCORP

      The purchase of the Transferred Assets by Goldcorp is subject to the following terms and conditions for the exclusive benefit of Goldcorp, to be fulfilled or performed at or prior to the Time of Closing:

      (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Barrick contained in this Agreement shall be true and correct in all material respects at the Time of Closing (other than the representation and warranty set out in Section 8.2(ii) and (iii) which shall be true and correct in all material respects immediately prior to any merger, amalgamation, arrangement or business combination with, or any wind-up or liquidation of, or any similar transaction involving, Placer), with the same force and effect as if such representations and warranties were made at and as of such time, and a certificate of a senior officer of Barrick dated the Closing Date to that effect shall have been delivered to Goldcorp;

      (b) COVENANTS. All of the terms, covenants and conditions of this Agreement to be complied with or performed by Barrick at or before the Time of Closing shall have been complied with or performed in all material respects and a certificate of a senior officer of Barrick dated the Closing Date to that effect shall have been delivered to Goldcorp;

      (c) APPROVAL OF GOVERNMENTAL AUTHORITIES. The approvals, relief, orders, notices, applications, consents and authorizations referred to in
            Section 2.2 in relation to the purchase and sale of the Transferred Assets that are required to be made, given or obtained prior to the Closing of the purchase and sale of the Transferred Assets shall have been made, given or obtained, except for such approvals, relief, orders, notices, applications, consents or authorizations the failure to make, give or obtain which would not have a Material Adverse Effect;

      (d) MATERIAL ADVERSE CHANGE. There shall have been no Material Adverse Change from the date of this Agreement to the Unconditional Bid Date;

      (e) NO ACTION, PROCEEDING OR ORDER. No legal or regulatory action or proceeding shall have been commenced by any person to enjoin, restrict or prohibit the purchase and sale of the Transferred Assets contemplated hereby, which action or proceeding shall not have been resolved, and no order or judgment of a Governmental Authority to enjoin, restrict or prohibit the purchase and sale of the Transferred Assets contemplated hereby shall be in effect ;

      (f) CORPORATE DOCUMENTATION. Barrick shall have delivered to Goldcorp a certificate of status for Barrick dated within three days of the Closing Date and a copy, certified by a senior officer of Barrick as of the Closing Date, of its articles and by-laws; and

      (g) DELIVERY OF DOCUMENTS. Barrick shall have delivered all necessary transfers, assignments and other documentation in form and substance agreed by the parties, acting reasonably, reasonably required to transfer the Transferred Assets to Goldcorp on an as is where is basis as contemplated in Article 6 and Article 7.

If any of the conditions contained in this Section 13.1 shall not be performed or fulfilled at or prior to the Time of Closing to the satisfaction of Goldcorp, acting reasonably, Goldcorp may, by notice to Barrick, terminate this Agreement, other than the obligations of the parties pursuant to Article 3, Article 4,
Article 16 and Article 18, in which case this Agreement, other than such obligations pursuant to Article 3, Article 4, Article 16 and Article 18, shall be terminated. Any such condition may be waived in whole or in part by Goldcorp without prejudice to any claims it may have for breach of covenant, representation or warranty.

                                   ARTICLE 14
                   CONDITIONS OF CLOSING IN FAVOUR OF BARRICK

14.1  CONDITIONS OF CLOSING IN FAVOUR OF BARRICK

      The sale of the Transferred Assets by Barrick is subject to the following terms and conditions for the exclusive benefit of each of Barrick, to be fulfilled or performed at or prior to the Time of Closing:

      (a) AVAILABILITY OF BUMP. Barrick shall be satisfied, acting reasonably, that no circumstances exist which would prevent Barrick from implementing the Bump in connection with or as a result of the Post-Completion Reorganization, including (i) Barrick's satisfaction that there has not been any change to the Tax Act or relevant administrative practice which could reasonably be expected to adversely affect Barrick's ability to complete the Bump, (ii) Barrick's satisfaction that at the time of Barrick's acquisition of control of Placer, CLA is a direct wholly-owned subsidiary of Placer and owns, directly or indirectly, all of Placer's interest in the Campbell mine, the Porcupine joint venture, the Musselwhite joint venture and the La Coipa mine, and (iii) the Bump shall have been completed;

      (b) ACQUISITION OF PLACER. Barrick shall have acquired all of the issued and outstanding Placer Shares;

      (c) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Goldcorp contained in this Agreement shall be true and correct in all material respects at the Time of Closing, with the same force and effect as if such representations and warranties were made at and as of such time, and a certificate of a senior officer of Goldcorp dated the Closing Date to that effect shall have been delivered to Barrick;

      (d) COVENANTS. All of the terms, covenants and conditions of this Agreement to be complied with or performed by Goldcorp at or before the Time of Closing shall have been complied with or performed in all material respects and a certificate of a senior officer of Goldcorp dated the Closing Date to that effect shall have been delivered to Barrick;

      (e) CONFIRMATION OF NO MATERIAL ADVERSE CHANGE. Goldcorp shall have provided its irrevocable written confirmation(s) that there has been no Material Adverse Change during the relevant period(s) as required by Section 11.4 within the time provided therefor;

      (f) APPROVAL OF GOVERNMENTAL AUTHORITIES. The approvals, relief, orders, notices, applications, consents and authorizations referred to in
            Section 2.2 in relation to the purchase and sale of the Transferred Assets that are required to be made, given or obtained prior to the Closing of the purchase and sale of the Transferred Assets shall have been made, given or obtained, except for such approvals, relief, orders, notices, applications, consents or authorizations the failure to make, give or obtain which would not have a Material Adverse Effect;

      (g) NO ACTION, PROCEEDING OR ORDER. No legal or regulatory action or proceeding shall have been commenced by any person to enjoin, restrict or prohibit the purchase and sale of the Transferred Assets (or assumption of the Assumed Liabilities) contemplated hereby or any of the other Intended Transactions, which action or proceeding shall not have been resolved and no order or judgment of a Governmental Authority to enjoin, restrict or prohibit the purchase and sale of the Transferred Assets (or assumption of the Assumed Liabilities) contemplated hereby shall be in effect;

      (h) CORPORATE DOCUMENTATION. Goldcorp shall have delivered to Barrick a certificate of status for Goldcorp dated within three days of the Closing Date and a copy, certified by a senior officer of Goldcorp as of the Closing Date, of its articles and by-laws; and

      (i) PAYMENT OF PURCHASE PRICE AND OTHER AMOUNTS. Goldcorp shall have paid or delivered to, or to the order of, Barrick the Purchase Price (less the Deposit, as provided in Section 6.7(b)), including execution and delivery by Goldcorp of an assumption agreement, in form and substance agreed by the parties, acting reasonably, regarding the assumption of the Assumed Liabilities, and all other amounts to be paid by Goldcorp to (or to the order of) Barrick on the Closing Date, and Barrick shall have received the Deposit and Deposit Interest.

If any of the conditions contained in this Section 14.1 shall not be performed or fulfilled at or prior to the Time of Closing to the satisfaction of Barrick, acting reasonably, Barrick may, by notice to Goldcorp, terminate this Agreement, other than the obligations of the parties pursuant to Article 3, Article 4,
Article 16 and Article 18, in which case this Agreement, other than such obligations pursuant to Article 3, Article 4, Article 16 and Article 18, shall be terminated. Any such condition may be waived in whole or in part by Barrick without prejudice to any claims it may have for breach of covenant, representation or warranty.

                                   ARTICLE 15
                      CLOSING ARRANGEMENTS AND TERMINATION

15.1  DATE AND PLACE OF CLOSING

      The closing of the purchase and sale of the Transferred Assets (the "CLOSING") will occur on the fifth Business Day following the satisfaction and/or waiver of all conditions to Closing set forth in Sections 13.1 and 14.1 (other than, in each case, conditions to be satisfied on the Closing Date) or on such other date as may be agreed in writing by the parties (the "CLOSING Date"). The Closing shall take place at the Time of Closing at the offices of Davies Ward Phillips & Vineberg LLP, 44th Floor, 1 First Canadian Place, Toronto, Ontario.

15.2  PURCHASE TERMINATION DATE

      If all of the conditions to Closing set forth in Sections 13.1 and 14.1 (other than, in each case, conditions to be satisfied on the Closing Date) have not been satisfied and/or waived on or before the earlier of:

      (a) if Barrick does not acquire any Placer Shares pursuant to the Bid, the Bid Expiration Date;

      (b) if Barrick acquires any Placer Shares pursuant to the Bid, five months after the Bid Expiration Date; and

      (c)   October 31, 2006,

(the "PURCHASE TERMINATION DATE") then the obligation of Barrick to sell, and the obligation of Goldcorp to purchase, the Transferred Assets shall terminate; provided that the Purchase Termination Date may be extended once by up to 30 days by a party if all of the conditions of Closing in favour of the other party (other than those conditions to be satisfied on the Closing Date) have been satisfied or waived on or before the Purchase Termination Date and the conditions of Closing in favour of the extending party (other than those conditions to be satisfied on the Closing Date) have not been satisfied by the Purchase Termination Date and are reasonably expected to be satisfied in the 30-day period after the initial Purchase Termination Date. Such termination shall not affect any of the other rights and obligations or remedies of the parties under this Agreement.

15.3  EARLY TERMINATION FOR MATERIAL BREACH

      If a party (the "DEFAULTING PARTY") breaches in a material respect any of its covenants or representations or warranties or indemnities in this Agreement and such breach is not cured by the Defaulting Party within 15 days of receiving written notice thereof from the other party (the "NON-DEFAULTING PARTY") if such breach is capable of being cured, or, if such breach is not capable of being cured then upon such breach, the Non-Defaulting Party shall have the right to terminate this Agreement, other than the obligations of the parties pursuant to
Article 3, Article 4, Article 16 and Article 18, in which case this Agreement, other than such obligations pursuant to Article 3, Article 4, Article 16 and
Article 18, shall be terminated. Such termination will not affect any of the other rights or remedies of the parties under this

Agreement, including rights or remedies in respect of such breach. If Goldcorp is the Defaulting Party, then the Deposit and Deposit Interest shall be forfeited by Goldcorp and paid to Barrick promptly following the termination of obligations pursuant to this Section 15.3. Upon unconditional receipt by Barrick of the Deposit and Deposit Interest forfeited by Goldcorp, Barrick shall terminate and not pursue any claim against Goldcorp for breach of this Agreement, all liability of Goldcorp in connection with such breach having been fully and finally satisfied by the irrevocable payment of the Deposit and Deposit Interest to Barrick.

15.4  TERMINATION UPON CHANGE IN CONTROL

      If there is a change in control of a party, the other party shall have the right, exercisable within 30 days of such change in control, to terminate this Agreement, other than the obligations of the terminating party pursuant to
Article 4, Article 16 and Article 18 and the obligations of the other party (that is, the party which was the subject of the change in control) pursuant to
Article 3, Article 4, Article 16 and Article 18, in which case this Agreement, other than such obligations, shall be terminated. Such termination will not affect any of the other rights or remedies of the parties under this Agreement. For the purposes of this Section 15.4, "change in control" of a party means (i) a person or group of persons acting jointly or in concert acquire 30% or more of the then outstanding equity securities of the party, or (ii) 50% of more of the members of the board of directors of the party have been nominated by any person or group of persons acting jointly or in concert, or (iii) the party completes an amalgamation, merger, arrangement, takeover bid, share exchange or other form of business combination transaction as a result of which persons who were shareholders of the party immediately prior to completion of that transaction constitute 50% or less of the shareholders of the remaining company or its publicly-traded direct or indirect parent entity immediately following completion of that transaction. Promptly following such termination (provided that the Closing shall not have occurred on or before such termination), the Deposit and Deposit Interest shall be paid to Goldcorp.

15.5  FURTHER ASSURANCES

      Each party to this Agreement covenants and agrees that, from time to time subsequent to the date hereof, such party will, at the request and expense of the requesting party, execute and deliver all such documents, including all such conveyances, transfers, consents, assumption documents and other assurances and do all such other acts and things as the other party hereto, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

                                   ARTICLE 16
                                 INDEMNIFICATION

16.1  INDEMNIFICATION BY BARRICK

      Barrick agrees to indemnify and save harmless Goldcorp from all Losses suffered or incurred by Goldcorp as a result of or arising directly or indirectly out of or in connection with:

      (a) any breach by Barrick or any inaccuracy of any representation or warranty of Barrick contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto (provided that Barrick shall not be required to indemnify or save harmless Goldcorp in respect of any breach or inaccuracy of any representation or warranty unless Goldcorp shall have provided notice to Barrick in accordance with Section 16.3 on or prior to the expiration of the applicable time period related to such representation and warranty set out in Section 17.1);

      (b) any breach or non-performance by Barrick of any covenant to be performed by Barrick which is contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto (provided that Barrick shall not be required to indemnify or save harmless Goldcorp pursuant hereto unless Goldcorp shall have provided notice to Barrick in accordance with Section
            16.3 on or prior to the expiration of the applicable time period related to such covenant set out in Section 17.1); or

      (c) if the Closing shall have occurred, any Liability of Placer or any of its Affiliates assumed by or transferred to Goldcorp which is not a Goldcorp Liability that has not been accounted for with a Purchase Price adjustment pursuant to Section 6.1.

16.2  INDEMNIFICATION BY GOLDCORP

      Goldcorp agrees to indemnify and save harmless Barrick from all Losses suffered or incurred by Barrick as a result of or arising directly or indirectly out of or in connection with:

      (a) any breach by Goldcorp or any inaccuracy of any representation or warranty of Goldcorp contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto (provided that Goldcorp shall not be required to indemnify or save harmless Barrick in respect of any breach or inaccuracy of any representation or warranty unless Barrick shall have provided notice to Goldcorp in accordance with Section 16.3 on or prior to the expiration of the applicable time period related to such representation and warranty set out in Section 17.2);

      (b) any breach or non-performance by Goldcorp of any covenant to be performed by Goldcorp which is contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto (provided that Goldcorp shall not be required to indemnify or save harmless Barrick pursuant hereto unless

            Barrick shall have provided notice to Goldcorp in accordance with
            Section 16.3 on or prior to the expiration of the applicable time period related to such covenant set out in Section 17.2);

      (c) if the Closing shall have occurred, any Goldcorp Liability that has not been accounted for with a Purchase Price adjustment pursuant to
            Section 6.1; or

      (d)   any Indemnified Taxes assessed or reassessed against Barrick.

16.3  NOTICE OF CLAIM

      In the event that a party (the "INDEMNIFIED PARTY") shall become aware of any claim, proceeding or other matter (other than in respect of Indemnified Taxes) (a "CLAIM") in respect of which the other party (the "INDEMNIFYING PARTY") agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a person (a "THIRD PARTY") against the Indemnified Party (a "THIRD PARTY CLAIM") or whether the Claim does not so arise (a "DIRECT CLAIM"), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known. If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to contest effectively the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

16.4  TAX CLAIMS

      In the event that Barrick becomes aware of any claim for Indemnified Taxes (a "TAX CLAIM") or any pending or threatened tax audit, assessment, reassessment or proceeding that may result in Indemnified Taxes, Barrick shall promptly give written notice thereof to Goldcorp in the manner provided for herein. Such notice shall specify with reasonable particularity (to the extent that the information is available) the factual basis for any Tax Claim, or potential liabilities for Indemnified Taxes, and the amount of the Tax Claim, or potential liability, if known, and shall include copies of any notice or other documents received from a Governmental Authority in respect of any such matters. Goldcorp shall pay to Barrick an amount equal to the amount of Indemnified Taxes upon the earlier of: (i) Barrick making a payment to a Governmental Authority in respect of Indemnified Taxes; and (ii) the amount of Indemnified Taxes being finally determined whether by agreement with the Governmental Authority or by judicial determination. If Barrick shall receive a refund of any Indemnified Taxes in respect of which a payment has been made pursuant to this section the amount of such refund shall forthwith be paid to Goldcorp, together with interest, if any, paid by the applicable Governmental Authority on such refund (net of any taxes thereon).

      If the amount of Indemnified Taxes imposed on or suffered by Barrick in respect of which such payment was made, as finally determined, is greater than the amount which was paid by Goldcorp to Barrick or to any Governmental Authority on account of Indemnified Taxes,

Goldcorp shall, forthwith following such final determination, pay the amount of such difference to Barrick together with any interest which may be payable to a Governmental Authority in respect of such amount.

16.5  DIRECT CLAIMS

      With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 60 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 60-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be submitted to arbitration pursuant to Article 18.

16.6  INTEREST ON LOSS

      For the purposes of Sections 16.1 and 16.2, the Losses suffered or incurred by a party relating to a Direct Claim will include interest on the amount of the Loss calculated at the prime lending rate of the Royal Bank of Canada from time to time plus 5% (500 basis points), compounded monthly in arrears, from the time the Loss is suffered or incurred by such party to the time that the other party pays in full any required indemnity payment in respect of such Direct Claim pursuant to this Article 16 (including payment of compound interest pursuant to this Section 16.6).

16.7  THIRD PARTY CLAIMS

      With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party's out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and the representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences). If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable Legal Requirements to make a payment to any Third Party with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, as the case may be, the Indemnified Party may make such payment, up to $25,000 without the Indemnifying Party's consent and over $25,000 with the Indemnifying Party's consent and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment, provided that: (i) any such payment shall be made on the basis that it is without prejudice to either the Indemnified Party's or the Indemnifying Party's position VIS-A-VIS the Third Party Claim and (ii) the Indemnified Party first gives a written notice to the Indemnifying Party setting out the nature of the Claim in sufficient detail to enable the Indemnifying Party to reasonably satisfy itself that it would be responsible for the Claim pursuant to the provisions hereof. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party. If any payment pursuant to Section 16.8, resulting in settlement of the Third Party Claim, precludes a final determination of the merits of the Third Party Claim and the Indemnified Party and the Indemnifying Party are unable to agree whether such payment was required to be made, such dispute shall be submitted to arbitration pursuant to Article 18.

16.8  SETTLEMENT OF THIRD PARTY CLAIMS

      If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if the consent of the Indemnified Party to the proposed settlement is unreasonably withheld or delayed.

16.9  COOPERATION

      The Indemnified Party and the Indemnifying Party shall cooperate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

16.10 EXCLUSIVITY

      Except as provided in Sections 6.7(c) and 15.3, which provide for the forfeiture of the Deposit and Deposit Interest to Barrick in certain circumstances and satisfaction of all liability of Goldcorp in connection with its breach of this Agreement upon the irrevocable receipt of such Deposit and Deposit Interest by Barrick, the provisions of this Article 16 shall apply to any Claim for breach of any covenant, representation, warranty or other provision of this Agreement or any agreement, certificate or other document delivered pursuant hereto (other than a claim for specific performance or injunctive relief) with the intent that all such Claims shall be subject to the limitations and other provisions contained in this Article 16.

16.11 MITIGATION

      Nothing contained in this Article 16 shall eliminate or reduce an Indemnified Party's obligations to mitigate its Loss.

                                   ARTICLE 17
                    SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                            COVENANTS AND INDEMNITIES

17.1  SURVIVAL OF REPRESENTATIONS WARRANTIES, COVENANTS AND INDEMNITIES OF
      BARRICK

      To the extent that they have not been fully performed at or prior to the Time of Closing, the indemnities, covenants, representations and warranties of Barrick contained in this Agreement or in any document, certificate or undertaking given pursuant hereto shall survive the Closing and, notwithstanding such Closing nor any investigation made by or on behalf of Goldcorp, shall continue in full force and effect for the benefit of Goldcorp until 18 months after the Closing Date, or if the Closing does not occur on or before the Purchase Termination Date, until 18 months after the Purchase Termination Date, except for:

      (a) the covenant of Barrick contained in Section 12.1 which shall survive the Closing for a period of seven years following the Closing; and

      (b) the indemnity set out in Section 16.1(c) which shall survive the Closing for a period of three years following the Closing Date.

17.2 SURVIVAL OF THE REPRESENTATIONS, WARRANTIES, COVENANTS AND INDEMNITIES OF GOLDCORP

      To the extent that they have not been fully performed at or prior to the Time of Closing, the indemnities, covenants, representations and warranties of Goldcorp contained in this Agreement or in any document, certificate or undertaking given pursuant hereto shall survive the Closing and, notwithstanding such Closing nor any investigation made by or on behalf of Barrick, shall continue in full force and effect for the benefit of Barrick until 18 months after the Closing Date, or if the Closing does not occur on or before the Purchase Termination Date, until 18 months after the Purchase Termination Date, except for:

      (a) the representations, warranties and covenants of Goldcorp contained in Sections 3.3(a)(i), 3.4(b) and 3.4(c) and the indemnity set out in Section 16.2(d), which shall survive the Closing until 90 days after the expiry of the reassessment period for the taxation year of Barrick that includes the Closing;

      (b) the covenants of Goldcorp contained in Sections 11.1 and 11.2 which shall survive for a period of two years following the Purchase Termination Date;

      (c) the covenant of Goldcorp contained in Section 12.1 which shall survive the Closing for a period of seven years following the Closing; and

      (d) the indemnity set out in Section 16.2(c) which shall survive the Closing for a period of three years following the Closing Date.

17.3  NOTICE OF CLAIM

      Any claim for breach, violation or inaccuracy of any covenant, representation or warranty or claim for indemnity under this Agreement or in any document, certificate or undertaking given pursuant hereto, to be effective must be asserted in writing prior to the applicable expiration date set forth in this
Article 17, provided that a claim for any breach of any of the representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud or fraudulent misrepresentation may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by Legal Requirements.

                                   ARTICLE 18
                               DISPUTE RESOLUTION

18.1  MATTERS TO BE ARBITRATED

      Any dispute, controversy or claim arising under or in connection with this Agreement, the resolution of which is not provided for in this Agreement and which cannot be resolved or settled by the parties, including any inability to agree on an adjustment to the Purchase Price or any other matter to be agreed upon by the parties pursuant to Section 6.1, shall be settled by arbitration in accordance with this Article 18 upon written notice by a party to the other.

18.2  PROCEDURE FOR ARBITRATION

      (a) Arbitration will be conducted in accordance with the ONTARIO ARBITRATION ACT, 1991, as amended, by three arbitrators. Each party will appoint one arbitrator, and such arbitrators together shall appoint the third arbitrator. Each arbitrator shall be an individual with not less than 15 years of expertise in the precious metals mining industry as a senior executive, accountant or lawyer and no arbitrator shall have been a director, officer or employee of, or contractor or service provider to, or director, officer, beneficial owner or close relative of a beneficial owner of any contractor or service provider to, any party for a period of five years preceding his or her appointment as an arbitrator. The place of arbitration will be Toronto, Ontario. The language of the arbitration will be English. The arbitration will be the sole and exclusive forum for resolution of the dispute, controversy or claim. The award (including any award as to the costs of the arbitration) will be final and binding and not subject to review or appeal for any reason whatsoever. Judgment thereon may be entered by any court having jurisdiction.

      (b) All matters relating to any dispute, controversy or claim which is the subject-matter of arbitration hereunder, including all submissions made to the arbitrators and the decision of the arbitrators, shall be treated as confidential by the parties and the parties shall, and shall cause any witnesses, counsel or professional advisers retained in connection with such an arbitration to, maintain all such matters in strict confidence.

18.3  CONTINUING OBLIGATIONS

      Pending settlement of any dispute, controversy or claim, the parties shall abide by their obligations under this Agreement without prejudice to a final adjustment in accordance with an award rendered in an arbitration settling such dispute, controversy or claim.

                                   ARTICLE 19
                                  MISCELLANEOUS

19.1  NOTICES

      Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by facsimile (fax) transmission or sent by registered mail, charges prepaid, addressed as follows:

      (a)   If to Barrick:

            Barrick Gold Corporation
            BCE Place, Suite 3700
            161 Bay Street, P.O. Box 212
            Toronto, ON  M5J 2S1

            Attention:        Alexander J. Davidson
            Fax No.:          416.861.2492

            with a copy (which copy shall not constitute notice) to:

            Davies Ward Phillips & Vineberg LLP
            Suite 4400
            1 First Canadian Place
            Toronto, ON  M5X 1B1

            Attention:        Kevin Thomson
            Fax No.:          416-863-0871

      (b)   If to Goldcorp:

            Goldcorp Inc.
            Waterfront Centre
            Suite 1560, 200 Burrard Street
            Vancouver, BC V6C 3L6

            Attention:        Ian Telfer
            Fax No.:          604.696.3001
            with a copy (which copy shall not constitute notice) to:

            Cassels Brock & Blackwell LLP
            2100 Scotia Plaza
            40 King St. West
            Toronto, ON  M5H 3C2

            Attention:        Paul Stein
            Fax No.:          416-350-6949

Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day, on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid. Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Section 19.1.

19.2  COMMISSIONS, ETC.

      Each party acknowledges that it has not engaged any broker, agent or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement except for the Financial Advisors. Each party agrees to indemnify and save harmless the other party from and against all Losses suffered or incurred by such other party in respect of any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for or on behalf of such first-mentioned party, other than the Financial Advisors (whose remuneration is dealt with in connection with Joint Expenses).

19.3  CONSULTATION

      The parties shall consult with each other before making any public disclosure regarding any of the Intended Transactions or the relationship of the parties that materially deviates from the framework for descriptions of the Intended Transactions and the relationship of the parties referred to in Section
2.3. Except as required by any applicable Legal Requirement, Barrick shall not issue or file any press release or material change report referring to Goldcorp without the prior written consent of Goldcorp, which consent shall not be unreasonably withheld or delayed. Except as required by any applicable Legal Requirement, Goldcorp shall not issue or file any press release or material change report referring to Barrick or any of the Intended Transactions without the prior written consent of Barrick, which consent shall not be unreasonably withheld or delayed.

19.4  ASSIGNMENT AND ENFORCEABILITY

      This Agreement shall be binding upon and enforceable by the parties and their respective successors and permitted assigns. No party may assign any of its rights or benefits under this Agreement, or delegate any of its duties or obligations under this Agreement, to any person without the prior written consent of the other party.

19.5  ENTIRE AGREEMENT

      This Agreement and the confidentiality agreement between the parties dated October 7, 2005 (the "CONFIDENTIALITY AGREEMENT") constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter of this Agreement or the Confidentiality Agreement except as provided in this Agreement or the Confidentiality Agreement, respectively. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement or the Confidentiality Agreement by any party to this Agreement except to the extent that the same has been reduced to writing and included as a term of this Agreement or the Confidentiality Agreement and neither of the parties to this Agreement has been induced to enter into this Agreement or the Confidentiality Agreement by reason of any such warranty, representation, opinion, advice or fact. Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent the same has been reduced to writing and included as a term in this Agreement or the Confidentiality Agreement.

19.6  AMENDMENTS AND WAIVER

      No amendment or waiver of any provision of this Agreement shall be binding on either party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise provided.

19.7  SEVERABILITY

      If any provision contained herein is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other provision herein and each such provision is deemed to be separate and distinct.

19.8  TIME OF ESSENCE

      Time shall be of the essence of this Agreement.

19.9  COUNTERPARTS; FACSIMILE

      This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument. This Agreement may be delivered by either party by facsimile and if so executed and delivered shall be legally valid and binding on the party executing in such manner.

      IN WITNESS WHEREOF this Agreement has been executed by the parties.

                         BARRICK GOLD CORPORATION

                         by /s/ Gregory Wilkins
                            ---------------------------------------------
                            Name:     Gregory Wilkins
                            Title:    President and Chief Executive
                                      Officer

                            /s/ Alexander J. Davidson
                            ---------------------------------------------
                            Name:     Alexander J. Davidson
                            Title:    Executive Vice President,
                                      Exploration and Corporate
                                      Development

                         GOLDCORP INC.

                         by /s/ Ian Telfer
                            ---------------------------------------------
                            Name:     Ian Telfer
                            Title:    President and Chief Executive
                                      Officer

                                SCHEDULE 1.1(BB)
                                 GOLDCORP ASSETS

The "GOLDCORP ASSETS" are, collectively:

      (a) all of Placer's direct and indirect right, title and interest in and to all Canadian properties and operations (other than the offices in Toronto, Ontario and Vancouver, British Columbia), including:

            (i) all prospecting, exploration and development properties and rights located in Canada,

            (ii) all mining properties, operating mines and mineral rights located in Canada,

            (iii) all historic mining, development, exploration and prospecting properties and reclamation properties, both currently and formerly licensed, owned or operated directly or indirectly by Placer, located in Canada, and

            (iv)  all equipment and buildings located on such properties;

      (b) all of Placer's direct and indirect right, title and interest in and to the La Coipa mine;

      (c) subject to Section 6.10 of the Agreement, 40% of Placer's direct and indirect right, title and interest in and to the Pueblo Viejo project;

      (d) cash generated after October 31, 2005 in respect of the activities and operations of the assets described in paragraphs (a) to (c) above, in such amounts as are more particularly described in Section
            6.2 of the Agreement;

      (e)   all non-cash working capital relating to the Goldcorp Assets; and

      (f) all books and records relating solely to the assets described in paragraphs (a) to (e) above, regardless of where such books and records are located;

together with, at the option of Goldcorp, all of Barrick's direct and indirect right, title and interest in and to Agua de la Falda S.A., which includes the exploration property known as Jeronimo.

                                SCHEDULE 1.1(CC)
                        SPECIFICALLY EXCLUDED LIABILITIES

The "Goldcorp Liabilities" will specifically exclude the following Liabilities:

      o All indebtedness of Placer and its Affiliates (including all outstanding notes, bonds, debentures and series B 8.5% preferred securities of Placer and its Affiliates) other than Liabilities under letters of credit, bonds or other financial security arrangements in respect of environmental, closure and reclamation liabilities in respect of any Goldcorp Asset.

      o Liabilities for taxes that arise as a result of Second Step Transaction or the Post-Completion Reorganization.

      o All obligations in respect of and to persons who are employed by or provide services to Placer or any of its Affiliates where the principal place at which such employment is carried out or such services are rendered is Placer's head office in Vancouver or Placer's corporate office in Toronto.

      o     All obligations in respect of the Hedge Book.

                                  SCHEDULE 4.1
                                 JOINT EXPENSES

All OUT-OF-POCKET costs and expenses relating to Intended Transactions will be "JOINT EXPENSES", including the fees and expenses payable to the Financial Advisors, the cost of obtaining regulatory or other approvals (including filing fees), the costs of any regulatory or court proceedings, the fees and disbursements of Barrick and Goldcorp's legal advisors, accounting-related fees and expenses, typesetting, printing and mailing costs, costs associated with the public relations strategy (including the cost of road shows and the cost of preparing and printing any promotional materials), solicitation or information agent fees and dealer fees and dealer-manager fees, but EXCLUDING the following, which will not be Joint Expenses:

      o all costs and expenses relating to negotiating and settling the terms of this Agreement;

      o all fees and disbursements relating to the Closing (which will exclude, for greater certainty, fees and expenses related to obtaining any regulatory or other approvals in respect of such transaction); and

      o should Goldcorp choose to retain its own financial advisor(s) to provide it with financial advice or to provide a fairness opinion, the fees and expenses payable to such financial advisor(s).